Exhibit 10.18

Program Year 2009

BONUS CONVERSION PROGRAM

Summary of Program Terms

Program Objectives

•	To increase the opportunity for employee ownership of Stericycle stock

•	To provide an alternative means of deferring the tax obligation on incentive compensation

Program Overview

The Bonus Conversion Program provides you with an opportunity to defer current taxation into the future and to increase your ownership of Stericycle stock. This Program allows you to receive a vested Stericycle non-qualified stock option in lieu of all or a portion of any annual, quarterly or monthly cash bonus that Stericycle otherwise would pay you. If you elect to participate for the 2009 Program Year, you will receive a vested option during the first quarter of 2010 to purchase $4.00 or more worth of Stericycle stock for every $1 of your annual bonus, quarterly bonuses or monthly bonuses for 2009 that you elected to forego. The number of option shares will be equal to (a) 4 times the amount that you elected to forego divided by (b) the average closing price of Stericycle stock during 2009. The exercise price per share of the option will be the closing price of the stock on the date of the option grant. For example, if under this Program you elect to forego $10,000 of your annual bonus for 2009, you will receive a vested option to purchase, at the option exercise price, a number of shares equal to $40,000 divided by the average closing price of Stericycle stock during 2009 (or, if lower, the closing price on the date of the option grant).

The Bonus Conversion Program provides participants with an excellent opportunity to accumulate wealth if Stericycle stock performs well. A stock investment includes a potential for significant gain as well as an investment risk. The program is designed to provide a $4-for-$1 or greater replacement ratio or premium for risk because if you participate you will be trading certain cash for uncertain investment gain. With the $4-for-$1 or greater replacement ratio, your potential for gain depends on whether Stericycle stock performs well. However, your risk is that Stericycle stock may not appreciate and you may not recover the amount of your cash bonus given up or match the earnings you could have received under an alternative investment.

Enrollment

THE ENCLOSED ELECTION FORM MUST BE COMPLETED AND RETURNED AS INDICATED ON THE FORM. THIS FORM MUST BE COMPLETED AND RETURNED EVEN IF YOU ELECT NOT TO PARTICIPATE. YOUR PARTICIPATION IN THE PROGRAM IS NOT A STERICYCLE PROMISE THAT YOU WILL RECEIVE A BONUS OF ANY PARTICULAR AMOUNT OR ANY BONUS AT ALL.

Program Design

•	Participants may elect to convert up to 100% of their annual, quarterly or monthly cash bonuses for 2009 (if any) (minimum of $1,000 in the aggregate) into a Stericycle non-qualified stock option.

•	Eligibility: Grade level S11 and above as approved by Board of Directors.

•	Replacement ratio, or premium for risk, is $4 for options to purchase Stericycle stock for every $1 of cash bonus foregone.

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The number of option shares will be equal to (a) 4 times the amount that a participant elected to forego divided by (b) the average closing price of Stericycle stock during 2009 (or, if lower, the closing price on the date of the option grant). The exercise price per share of the option will be the closing price of Stericycle stock on the date of the option grant.

•	In the case of quarterly or monthly bonuses, the percentage that a participant elects to convert will apply to each of the participant’s quarterly or monthly bonuses for 2009.

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Participants forego all or a portion of their cash bonuses (before any withholding that would have been taken out) in order to receive stock options. Generally, a participant will be taxed at ordinary income rates on the option gain upon exercise of the stock option. Upon sale of the shares, any additional gain or loss will be taxed as short-term or long-term capital gain or loss depending on the holding period of the stock for tax law purposes.

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An election to participate in this Program must be made by the election deadline to avoid constructive receipt and securities law restrictions. An election is irrevocable and cannot be changed by the participant after the election deadline. New employees who start after January 31, 2009 will not be eligible to participate in the Bonus Conversion Program for 2009.

•	Participants vest in the stock options immediately.

•	Option term: 10 years – participants have 10 years from date of grant to exercise options.

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In the event of death, disability, resignation, retirement, or other termination of employment (other than termination for cause), the stock option remains exercisable until the end of the 10-year option term.

Any stock options you elect to receive will be issued under any available Stericycle Stock Option Plan and the terms of that Plan and the related Option Agreement will apply to your stock option.

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